ASHFORD HOSPITALITY TRUST

Moderator: Tripp Sullivan
May 6, 2004
2:00 p.m. CT

Supplement to Transcript of Earnings Call
Question and Answer Section

Operator:	Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star one to ask a question.

And we’ll go first to Peter Frorer at Frorer Partners.

Peter Frorer:	Yes. Hi. Good afternoon. I was confused by the call. I’m trying to understand whether or not you intend to proceed with the secondary but don’t want to talk about it or whether you’re not proceeding. Given that everybody here has a loss in the thing, it would strike me that – it would make sense to let us understand what the strategy here is if this environment doesn’t improve.

Do you have the ability to walk away from certain properties or are you committed? I’m just uncomfortable with the lack of understanding as to whether or not we’re all in the same situation or have the same concern about the share price and how you’re going to handle what’s happening going forward here.

Monty Bennett:	If I understand your question – let me try and address it. We are in registration. That still is out there. We are in the process here shortly of filing our 10-Q. As I’m sure you’re aware, once we do that we are going to have to update the offering with that information, which will take a few weeks.

So, while no definitive decision has been made about the status of that offering, at the very least it’ll be sometime before we can move forward with it. I think you had another question.

Peter Frorer:	Well, it has to do with the nature of the contracts or the – this pipeline you’re referring to, the fact that to go forward and to purchase these things you need more capital.

So, either you’re going to go forward and raise capital below the previous $9 price or you’re going to walk away from some of these things or stretch them out and keep your fingers crossed that nine months from now the world’s a better place. In the meantime, we shareholders, whether we try or not, we’re not getting any information on this. And I suspect the stock’s going to be going down unless we do.

Monty Bennett:	As far as those existing contracts, they are not what we call hard contracts, meaning that there’s no firm deposit up on them. So, if we were to not consummate some of those transactions, actually all the transactions are without penalty at this point. And, in fact, they haven’t completed the underwriting process.

So, we still have to work through underwriting on all those transactions. We don’t know what percentage of that $200 million will successfully complete the underwriting process. And then, of course, there is the capital question as far as what we do at that point, but that’s some time off and it’s just premature to talk about what would be the best course of action at that time.

Peter Frorer:	OK.

Operator:	Once again, that is star one to ask a question. We’ll go next to David Loeb for Friedman, Billings & Ramsey.

David Loeb:	I don’t want to beat a dead horse here, but would you just go ahead and put assets under hard contract when you completed that underwriting due diligence?

Monty Bennett:	We will not put an asset under contract – a hard contract unless we had the intention of – and the ability immediately there to close upon it.

David Loeb:	OK. But by your own numbers in terms of how much capacity you have, you have somewhere in the neighborhood of $150 million of existing capacity from debt on the existing assets. So, it seems like you’ve got the ability to come pretty close to closing all of that $200-ish million.

Monty Bennett:	Right.

David Loeb:	So, I guess what I’m asking is would you do that now or would you be – is your plan to wait to close on those or put those under contract?

Monty Bennett:	We are moving forward with the underwriting process. I don’t know if that answers your question, David.

David Loeb:	No. I really want to know – I guess, to put a fine point on it, I understand that the capital raise would be delayed by the fact that you put these under hard contract because you’d need to go out and get audit. Is that something you are planning to do, A, or, B, willing to do?

Monty Bennett:	I see what you’re saying. It’s regard to updating the offering if we go hard on these. We haven’t decided exactly what the course of action is on that, David. We’ve got a lot of moving parts on that. So, we do have capacity.

If you look at the approximately $250 million or so of equity on a gross assets basis that we have, leveraged up to 60 percent at the higher end of our leverage range, that’s really closer to $600 million, maybe even above $600 million in assets.

So, even if we exceeded our investment target of $500 million to $550 million and with the – if you just did the straight math of 384 plus 200, we’re still within our capacity. That’s just not what we’re thinking about right now as being our target. But as far as the timing and what we go hard with and what we update our registration with, we just haven’t worked that out yet.

David Loeb:	OK. So, it’s still out there, I guess. And to echo Peter’s question, then you’re not in the position to give us any information about whether the chicken or the egg comes first.

Monty Bennett:	That’s right. That’s right.

David Loeb:	OK.

Monty Bennett:	It’s just a fluid process, David. It’s not – it’s just – there’s so many variables involved there. Whatever we tell you today could very well change the next day depending upon what makes it through underwriting, what the sellers of these assets or borrowers are up to and what they want to do. It’s just – the situation in the capital markets it’s just very, very fluid.

David Loeb:	Can you handicap at all what degree of likelihood there is on the $200 million of closing, what kind of stages you have to go through yet?

Douglas Kessler:	David, it’s Douglas. How are you?

David Loeb:	Good, thanks.

Douglas Kessler:	The likelihood of closing on these is really just like with any assets that we underwrite. We – our intention is to close on assets that qualify through our very thorough due diligence process. So, we really can’t give any indication at this time until we complete that entire process. So, it’s really premature for us to give you any guidance as to the closing likelihood of those assets.

David Loeb:	OK. Can you give us an idea on the volume of assets that you’ve got out for bid as opposed to under some degree of contract or letter of intent?

Monty Bennett:	Yes, we can give some indication on that. Of this $200 million, the good majority or the vast majority is under some type of control. That’s for direct asset purchases, which makes up the predominant share of this $200 million.

On a mezzanine loan you put in bids and you’re not really closed until you’re closed, so those are a little harder to predict because you never know what the borrower’s going to end up doing. But most of that $200 million the characterization is under some type of control.

David Loeb:	And beyond that $200 million do you also have other assets that you’ve got bids in for?

Monty Bennett:	Yes.

David Loeb:	Any idea in the scope of that?

Monty Bennett:	Gosh, I’d just be – I’d be guessing off the top of my head, but the amount of activity in the marketplace is substantial. So – and it’s always so fluid, but it’s definitely a big number out there that we’re in the process of bidding on, have bid on, et cetera.

David Loeb:	OK. Thanks.

Operator:	Next, we’ll move to Ray Garea with Axia.

Ray Garea:	Excuse me. Good afternoon.

Monty Bennett:	Hello.

Ray Garea:	I have a question in terms of not so much timing and assets and balance sheet capacity and so forth. But in your thinking in terms of proceeding with an offering, how much weight will you give to where the stock price is?

And at what price you are raising capital in terms of your decision to proceed? Because you obviously have the ability to let what you got in the pipeline close and season and generate a dividend yield such that obviously at some point the stock will move up to reflect that.

Monty Bennett:	You bet. Let me address that. We are sensitive to existing shareholders. And so, where the stock price is, is definitely a major factor in our decision making process, without saying exactly under what circumstances we’ll move forward because we’re still weighing all the variables.

But that is important to us. And we’re also in touch with our underwriter, and they’re sensitive to these matters as well. So, I don’t know if I could assign a percentage to it, Ray, but it’s important to us.

Ray Garea:	Well, would you go so far to say that if the stock price is at today’s level you’re not going to raise capital at this level because it doesn’t make any sense?

Monty Bennett:	I wouldn’t go forward and say that, but at the same time we’ve had the opportunity to move forward in the past few weeks and have not. But we – I can’t say exactly what we will do or won’t do. I just want to be careful about that.

Ray Garea:	OK. And I had one minor question.

Monty Bennett:	Sure.

Ray Garea:	In going through the release, it says that you acquired and agreed to acquire almost $87 million under the direct hotel category. And if I add up all the things in this list of investment activity I don’t get to that number. And I’m curious as to whether you were – and I assume that you weren’t including the completed acquisition in April because that’s not in the first quarter.

David Kimichik:	This is David Kimichik. What we put in the release was two components of investment activity. One was $86 million of direct hotel acquisitions that were agreed to acquire or acquire and then $62 million of mezzanine loans that we funded in the first quarter as well. So ...

Ray Garea:	Right. But if I go through the list I get to like $63 million for hotels. And suspiciously, it seems like the difference is the $23 million. I’m just trying to figure out whether the acquisition that you listed in April is included in that $87 million or whether it’s not.

David Kimichik:	Yes, it is. That was announced in the first quarter.

Monty Bennett:	It was closed in the first quarter or announced in the first quarter. And that acquisition that was closed in April was announced in the first quarter.

Ray Garea:	All right.

David Kimichik:	As well as two transactions that were announced that have yet to close. One is the SpringHill Suites at BWI Airport and one is the Bucks County.

Ray Garea:	OK. Yes, that I see. That I get. OK, that explains what I needed to know. And then in terms of – are there any other – other than the ones listed here in the first quarter, are there any hotel deals that have been previously announced but not in this release that you expect to close in the second quarter?

Monty Bennett:	We’ve got the two that are under hard contract that David Kimichik just shared with you. All of our other transactions are under conditional contract. And so, it’s hard to say exactly when they’ll close.

Typically when you put an asset under contract you’ve got 30 to 45 days of initial due diligence and 30 days of closing. I’d say that’s typical, and sometimes that can get stretched out a little bit. So, it’s hard to predict exactly when those transactions will close, if they actually make it through the underwriting process.

Ray Garea:	Right.

Monty Bennett:	But we do have a number of those that are in stages of that in that due diligence phase. You go harder in the middle of that timeframe there typically. We haven’t done that. So, there are some assets in that 30 to 45 day due diligence period.

And I hope that answers your question or comes close to it. We’ve been counseled not to give predictions on exactly what will close because of being in the waiting period, but hopefully that color kind of gives you an indication of where we are.

Ray Garea:	All right. I mean, I just wanted to know whether there was anything – you’ve got this list of things that have been announced or closed in the first quarter.

Monty Bennett:	Right.

Ray Garea:	And my question has nothing to do with the prediction about closing exactly. Are there any that have been announced prior to the first quarters that have not yet closed?

Monty Bennett:	No.

Ray Garea:	That was my question. Thank you.

Monty Bennett:	Sure.

Operator:	And one final reminder, if you do have a question, please press star one now. We’ll pause for just a moment. And, Mr. Bennett, it appears there are no further questions. I’ll turn the conference back over to you.

Monty Bennett:	OK. Well, thank you very much. Thank you today for your participation and your interest in Ashford Hospitality Trust.

Operator:	And that does conclude today’s conference. Thank you for your participation.

END